Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OPINION RESEARCH CORPORATION

FIRST:	The name of this corporation is Opinion Research Corporation

SECOND:	The Registered Office of the corporation in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The Registered Agent in charge thereof is The Corporation Trust Company.

THIRD:	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH:	The amount of the total authorized capital stock of this corporation is One Thousand (1,000) shares of common stock having a par value of $0.001 per share.

FIFTH:	No stockholder of the corporation shall be entitled to any cumulative voting rights.

The stockholders of the corporation shall take action by the affirmative vote of the holders of the majority of the shares present and entitled to vote, except where a larger proportion is required by law.

The affirmative vote of a majority of the voting power of all shares entitled to vote shall be required to authorize the sale, lease, exchange or other disposition of all or substantially all of the property and assets of the corporation, including its goodwill, to amend the Certificate of Incorporation, to adopt or reject an agreement of merger or to authorize the dissolution of the corporation.

SIXTH:	No stockholder of the corporation shall have any preferential, preemptive, or other rights of subscription to any shares of any class or series of stock of the corporation allotted or sold or to be allotted or sold, whether now or hereafter authorized, or to any obligations or securities convertible into any class or series of stock of the corporation.

SEVENTH:	A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the corporation or the stockholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the corporation’s stock under Section 174 of the Delaware General Corporation Law; (iv) liability for any transaction from which the director derived an improper personal benefit; or (v) liability for any act or omission occurring prior to the date of this Certificate of Incorporation. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation in addition to the limitation on personal liability provided herein, shall be limited, as so amended, to the fullest extent permitted by the Delaware General Corporation Law. Any repeal of this provision as a matter of law or any modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

EIGHTH:	In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

A. The Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

B. Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

C.     The books of the corporation may be kept at such place within or without the State of Delaware as the Bylaws of the corporation may provide or as may be designated from time to time by the Board of Directors of the corporation.

NINTH:	The corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.